                                                            Rule 424(b)(5)
                                                            File No. 33-54385
PRICING SUPPLEMENT NO. 33
DATED February 26, 1996
(To Prospectus Supplement dated
August 22, 1994, including the
Prospectus dated August 22, 1994)

                                 $20,000,000

                            BANKAMERICA CORPORATION

                      SENIOR MEDIUM-TERM NOTES, SERIES I

                                   ---------

      Floating Rate Notes [_]              5.97% Fixed Rate Notes [x]

      Book Entry Notes    [x]              Certificated Notes   [_]

Original Issue Date: February 29, 1996      Stated Maturity: March 1, 2001

                                           Extended            Notice of
                                           Maturity            Extension
                                            Date(s)             Date(s)
                                           --------            ---------
                                             N/A                  N/A

Redemption            Redemption           Specified
 Date(s)               Price(s)            Currency:           U.S. Dollars
 -------               --------            Authorized
   N/A                   N/A               Denominations
                                           (Only applicable if
                                           Specified Currency
                                           is other than
                                           U.S. Dollars):      N/A
Repayment             Repayment
 Date(s)               Price(s)
---------             ---------            Interest Payment
   N/A                   N/A               Period:             Semi-annual
                                           Interest Payment
                                           Dates:              Each March 1
                                                               and September 1,
                                                               commencing on
                                                               September 1,
                                                               1996, and at
                                                               Maturity

                                           Total Amount of
                                           OID:                N/A
                                           Yield to Maturity:  N/A
                                           Initial Accrual
                                           Period OID and
                                           Designated Method:  N/A


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                         (Continued on the next page)

Trade Date:    February 26, 1996                           Agent's Commission:      N/A
Name of Agent: Smith Barney Inc.                           Proceeds to Corporation: $19,991,400

[_] Agent is acting as agent for                           [X] Agent is purchasing Notes from
    the sale of Notes by the                                   the Corporation at 99.957% of their
    Corporation at a price to                                  principal amount as principal for
    public of:                                                 resale to investors and other
                                                               purchasers at:
    [_] 100% of the principal amount
                                                               [_] a fixed initial public offering
    [_]    % of the principal amount                               price of 100% of the principal.

                                                               [_] a fixed initial public offering
                                                                   price of   % of the principal
                                                                   amount.

                                                               [x] varying prices relating to
                                                                   prevailing market prices at time
                                                                   of resale to be determined by
                                                                   Agent.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
             -----------------------------------------------------

     The following supplements the discussion set forth in the Prospectus Supplement under the heading "Certain United States Federal Income Tax Consequences."

     On December 15, 1994, the Internal Revenue Service released proposed Treasury regulations (the "Proposed Regulations") which relate to variable rate debt instruments and contingent payment debt instruments. The Proposed Regulations contain proposed amendments to the final Treasury regulations issued on January 27, 1994 relating to variable rate debt instruments. The Proposed Regulations also supersede the proposed Treasury regulations relating to contingent payment debt instruments previously released by the Internal Revenue Service in 1986 and 1991, the latter of which provided rules to bifurcate certain contingent payment debt instruments into their component parts. In general, the Proposed Regulations are proposed to be effective for debt instruments issued on or after the date that is 60 days after final regulations are published.

     Accordingly, with respect to "qualifying variable rate" debt instruments, the following are the material changes to the discussion in the fifth and sixth paragraphs under the heading "Certain United States Federal Income Tax Consequences--Original Issue Discount" in the Prospectus Supplement:

     (1) The Proposed Regulations would change the phrase "less than one year" to "one year or less" with respect to debt instruments providing for interest stated at an initial fixed rate followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period. This change is proposed to be effective for debt instruments issued on or after April 4, 1994.

     (2) The Proposed Regulations would change the definition of an "objective rate" to a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information. The rate, however, must not be based on information that is within the control of the issuer (or a related party) or that is, in general, unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock. This change is proposed to be effective for debt instruments issued on or after the date that is 60 days after final regulations are published.

     (3) The Proposed Regulations make it clear with respect to variable rate debt instruments that provide for annual payments of interest at a single variable rate, that the qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period. This clarification is proposed to be effective for debt instruments issued on or after April 4, 1994.

     With respect to variable rate debt instruments that do not bear interest at a "qualifying variable rate," and accordingly will be treated as contingent payment debt instruments, the discussion in the seventh paragraph under the heading "Certain United States Federal Income Tax Consequences--Original Issue Discount" does not reflect the Proposed Regulations that were released on December 15, 1994, which supersede the proposed regulations described in that paragraph. In the event the Corporation issues contingent payment debt instruments, the applicable pricing supplement will describe the material federal income tax consequences.

                              ------------------

                             PLAN OF DISTRIBUTION
                             --------------------

     The following supplements the discussion set forth in the Prospectus Supplement under the heading "Plan of Distribution."

     Any offer or sale of the Notes will comply with the requirements of Schedule E of the By-Laws of the National Association of Securities Dealers, Inc. (the "NASD") regarding underwriting securities of an affiliate. No NASD member participating in the offering of the Notes will execute a transaction in the Notes in a discretionary account without the prior written specific approval of the member's customer.

                               -----------------

     For purposes of the accompanying Prospectus Supplement and Prospectus, references to the Agents shall be deemed to include Smith Barney Inc., unless the context requires otherwise. Smith Barney Inc. may engage in transactions with and perform services for BankAmerica Corporation and its affiliates in the ordinary course of business.

                               -----------------

                               SMITH BARNEY INC.